Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed and declared effective with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without delivery of a final prospectus supplement and accompanying prospectus. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Filling Pursuant to
Rule 424(b)(3), Registration
Statement Number
333-130439-08
SUBJECT TO COMPLETION — DATED SEPTEMBER 11, 2007
$1,000,000,000 Automobile Receivables Backed Notes
AmeriCredit Automobile Receivables Trust 2007-D-F
Issuing Entity
AFS SenSub Corp.
Depositor
Sponsor and Servicer

Supplement, dated September 11, 2007 (subject to completion)
to
Prospectus Supplement, dated September 10, 2007 (subject to completion)
to
Prospectus, dated April 28, 2006

This Supplement revises, and should be read in conjunction with the Prospectus Supplement, dated September 10, 2007 (subject to completion), and the Prospectus, dated April 28, 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.
The depositor and AFS Funding Trust (together, the “co-registrants”) have filed a registration statement (including a prospectus) with the SEC for the offering to which this supplement to prospectus supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents the co-registrants have filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-666-2388.

Credit Suisse	Joint Bookrunners Lehman Brothers	UBS Investment Bank

Barclays Capital	Co-Managers Deutsche Bank Securities	Wachovia Securities

The Prospectus Supplement referenced above is hereby revised as follows:
Front Cover Page:
•	The total initial principal amount of the Notes indicated on the top line of the front cover page should read:
$1,000,000,000.
•	The first table on the front cover page should read:

	Principal		Final Scheduled
	Amount	Interest Rate	Distribution Date
Class A-1 Notes	$184,000,000	—%	October 6, 2008
Class A-2-A Notes	$164,000,000	—%	January 6, 2011
Class A-2-B Notes	$50,000,000	LIBOR + ___%	January 6, 2011
Class A-3-A Notes	$232,000,000	—%	July 6, 2012
Class A-3-B Notes	$40,000,000	LIBOR + ___%	July 6, 2012
Class A-4-A Notes	$200,000,000	—%	June 6, 2014
Class A-4-B Notes	$130,000,000	LIBOR + ___%	June 6, 2014
Total	$1,000,000,000
Summary:
•	The table under “Summary—Description of the Securities” should read:

	Initial Note		Final Scheduled
Class	Principal Balance	Interest Rate	Distribution Date
A-1	$184,000,000	—%	October 6, 2008
A-2-A	$164,000,000	—%	January 6, 2011
A-2-B	$50,000,000	LIBOR + ___%	January 6, 2011
A-3-A	$232,000,000	—%	July 6, 2012
A-3-B	$40,000,000	LIBOR +___%	July 6, 2012
A-4-A	$200,000,000	—%	June 6, 2014
A-4-B	$130,000,000	LIBOR +___%	June 6, 2014
•	The last paragraph under “Summary—Statistical Information” should read:
As of September 12, 2007, the automobile loan contracts in the pool are expected to have an aggregate principal balance of approximately $1,075,268,817.
•	The first paragraph under “Summary—Credit Enhancement—Spread Account” should read:
On the closing date, the spread account will be funded with an initial cash deposit of approximately $21,505,376, which is 2.0% of the expected pool balance as of the cutoff date.
•	The first sentence under “Summary—Redemption—Optional Redemption” should read:
On any distribution date on which the aggregate principal balance of the automobile loan contracts declines to 10% or less of the aggregate principal balance of the automobile loan contracts as of the cutoff date, which is expected to be approximately $107,526,882, the notes then outstanding may be redeemed in whole, but not in part, if the servicer or depositor exercises its “clean-up call” option to purchase the automobile loan contract pool.
The Issuing Entity:
•	The section “The Issuing Entity—Capitalization and Liabilities of the Issuing Entity” should read:
Capitalization and Liabilities of the Issuing Entity
     The following table illustrates the expected assets of the issuing entity as of the closing date:

Aggregate Principal Balance of Automobile Loan Contracts	$1,075,268,817
Spread Account	$21,505,376
     The following table illustrates the expected liabilities of the issuing entity as of the closing date:

Class A-1 Asset Backed Notes	$184,000,000
Class A-2-A Asset Backed Notes	$164,000,000
Class A-2-B Asset Backed Notes	$50,000,000
Class A-3-A Asset Backed Notes	$232,000,000
Class A-3-B Asset Backed Notes	$40,000,000
Class A-4-A Asset Backed Notes	$200,000,000
Class A-4-B Asset Backed Notes	$130,000,000

Total	$1,000,000,000
     The issuing entity’s fiscal year ends on December 31.
The Automobile Loan Contracts:
•	The second bullet point of the first paragraph under “The Automobile Loan Contracts—Composition” should read:
•	As of the cutoff date, the automobile loan contracts are expected to have an aggregate Principal Balance of approximately $1,075,268,817.
Yield and Prepayment Considerations:
•	The fourth bullet point under the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:
•	the initial principal amount of each class of notes is equal to the initial principal amount set forth on the front cover as revised by this Supplement, dated September 11, 2007, to the Prospectus Supplement, dated September 10, 2007, to the Prospectus dated April 28, 2006;

•	The table following the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

				Remaining
			Assumed	Term to
	Aggregate		Cutoff	Maturity	Seasoning
Pool	Principal Balance	Gross APR	Date	(in Months)	(in Months)
1	$30,567,494.88	17.18%	9/1/2007	34	19
2	$194,696,754.34	17.77%	9/1/2007	59	2
3	$850,004,567.98	16.62%	9/1/2007	71	1
Description of the Transaction Documents:
•	The first sentence of the first paragraph under “Description of the Transaction Documents—Credit Enhancement—Spread Account” should read:
On the closing date, the spread account will be funded with an initial cash deposit of approximately $21,505,376.
Underwriting:
•	The five tables following the first paragraph under “Underwriting” should read:
Class A-1 Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$184,000,000

Class A-2-A Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$164,000,000

Class A-2-B Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$50,000,000

Class A-3-A Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$232,000,000

Class A-3-B Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$40,000,000

Class A-4-A Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$200,000,000

Class A-4-B Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
UBS Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wachovia Capital Markets, LLC

Total	$130,000,000